DREYFUS STOCK FUNDS

CERTIFICATE OF AMENDMENT

The undersigned hereby certifies that at a meeting duly called and held on November 3-4, 2014, at which a quorum was present and acting throughout, the Board of Trustees of Dreyfus Stock Funds (the "Trust"), pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the Trust, authorized a new series of the Trust and designated an unlimited number of shares of beneficial interest, par value $.001 per share, of the classes thereof asset forth below:

Name of New Series	Classes

Dreyfus International Small Cap Fund	Class A Class C Class I Class Y

The undersigned further certifies that the Board of Trustees of the Trust has previously duly authorized the following series of the Trust and designated the following classes thereof:

Name of Existing Series	Classes

Dreyfus Small Cap Equity Fund	Class A Class C Class I

Dreyfus International Equity Fund	Class A Class C Class I

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment this 10th day of November, 2014.

DREYFUS STOCK FUNDS

By:
	Name:	Jeff Prusnofsky
	Title:	Vice President

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this 10th day of November, 2014, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

Notary Public